(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Variable Portfolios, Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Los Angeles, California
July 31, 2009